Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Files No. 333-177485, 333-165840, 333-142138, 333-82682, 333-96097, and 033-60781) of UniFirst Corporation of our reports dated October 30, 2013, with respect to the consolidated financial statements and schedule of UniFirst Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of UniFirst Corporation and subsidiaries, included in this Annual Report (Form 10-K) of UniFirst Corporation for the year ended August 31, 2013.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 30, 2013